Exhibit 99.1

Joint Filing Agreement

AGREEMENT dated as of June 30, 2025, by and among Interactive Communications International, Inc. (“Incomm”), HI Technology Corp (“HIT”) and Merrill Brooks Smith (“Smith”, and together with Incomm and HIT, the “Parties”).

The undersigned hereby agree that this Schedule 13G (the “Schedule 13G”) with respect to the common stock of Giftify, Inc. is, and any additional amendment thereto signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to the Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. With the execution of this Joint Filing Agreement by the Parties, (i) each Party hereby represent to the other Parties that it is eligible to use Schedule 13G to report its beneficial interest in shares of common stock, $0.001 par value per share, of Giftify, Inc. and it will file the Schedule 13G and any amendments thereto on behalf of itself and (ii) each Party agrees to be responsible for the timely filing of the Schedule 13G and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13G and any such amendment, and each of the other Parties to the extent it knows or has reason to believe that any information about the other is inaccurate. It is understood and agreed that the joint filing of the Schedule 13G shall not be construed as an admission that the persons named herein constitute a group for purposes of Regulation 13D-G of the Securities Exchange Act of 1934.

INTERACTIVE COMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ Lawrence Belmonte
Name:	Lawrence Belmonte
Title:	EVP and CFO

HI TECHNOLOGY CORP

By:	/s/ Lawrence Belmonte
Name:	Lawrence Belmonte
Title:	EVP and CFO

/s/ Merrill Brooks Smith
Name:	Merrill Brooks Smith